Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT:
Clifford E. Pietrafitta
Chief Financial Officer
(215) 569-9900

FOR IMMEDIATE RELEASE:
December 3, 2007

CSS INDUSTRIES, INC. COMPLETES ACQUISITION OF THE BUSINESS AND ASSETS OF C.R. GIBSON, INC., AND APPOINTS NEW PRESIDENT OF C.R. GIBSON, LLC

CSS Industries, Inc. (NYSE: CSS) announced today that it has completed the previously reported acquisition of substantially all of the business and assets of C.R. Gibson, Inc., a leading designer, marketer and distributor of memory books, stationery, journals and notecards, paper tableware, infant and wedding photo albums and scrapbooks and other gift items that commemorate life’s celebrations. Key product categories include infant, wedding, and craft, sold under such brands as “C.R. Gibson®”, “Creative Papers®”, “Inspirations™”, “Tapestry™”, “Artworks®”, “Stepping Stones®” and “Markings®”. C.R. Gibson-branded products are available at more than 10,000 gift retailers in the United States, Canada and the United Kingdom. CSS will continue to conduct business under the C.R. Gibson name through CSS’ newly-formed subsidiary, C.R. Gibson, LLC, which will maintain the existing headquarters in Nashville, Tennessee.

Following post-closing adjustments, the Company currently anticipates that the acquisition purchase price will be approximately $73,000,000. The Company does not expect its full year earnings for its fiscal year ending March 31, 2008 to be significantly impacted by this acquisition.

“We welcome C.R. Gibson employees, customers and vendors to the CSS family of companies,” said Christopher J. Munyan, President and Chief Executive Officer of CSS, “and we look forward to the contributions of the C.R. Gibson organization.”

CSS also announced today that, effective with the completion of the acquisition, Donald French has been appointed as President of C.R. Gibson, LLC. Joseph Moore, who served as President and Vice Chairman of C.R. Gibson, Inc. for the past 7 years, has decided to leave the company, citing family obligations. Prior to his appointment as President, Mr. French served for 8 years with CSS’ Paper Magic Group, Inc. company, most recently as its Vice President – Marketing. Mr. French, a 31-year veteran of the stationery products industry, also served as the 2006/2007 president of the U.S. Greeting Card Association.

In announcing Mr. Moore’s departure and Mr. French’s appointment, Mr. Munyan said “Joe told me a few months ago that he needed to reduce his work and travel schedule for much needed family time, and we wish him and his family well.”

“We are fortunate to have Don accept the role of President of C.R. Gibson, LLC,” said Mr. Munyan. “Don has been an integral part of the Paper Magic leadership team, and we look forward to Don’s continued success in his new role.”

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, boxed greeting cards, gift tags, decorative tissue paper, decorations, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, Easter egg dyes and novelties, and craft and educational products.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to expected future earnings and financial performance resulting from the Company’s acquisition of substantially all of the assets of C.R. Gibson, Inc. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products, currency risks and other risks associated with international markets, risks associated with the acquisition by the Company of substantially all of the assets of C.R. Gibson, Inc., including the risk that the Company will incur additional acquisition integration costs not currently expected and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisition, risks associated with the combination of the operations of the Company’s Cleo and Berwick Offray subsidiaries, including the risk that the restructuring related savings may not meet the expected amounts previously reported, risks associated with the Company’s ERP systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect the Company’s operations and financial performance, risks associated with the expiration on December 31, 2007 of the collective bargaining agreement between the Company’s Cleo subsidiary and the labor union representing certain production and maintenance employees employed at Cleo’s Memphis, Tennessee facility, including the risk that a new collective bargaining agreement may not be reached prior to the expiration of the current collective bargaining agreement, the risk that customers may become insolvent, costs of compliance with governmental regulations and government investigations, liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and elsewhere in the Company’s SEC filings. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.